As filed with the Securities and Exchange Commission on July 25, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	95-2594729 (I.R.S. Employer Identification Number)

7800 Woodley Avenue
Van Nuys, California 91406
(818) 781-4973

Superior Industries International, Inc. 2003 Equity Incentive Plan
(Full Title of the Plan)

Daniel L. Levine	Copy to:
Corporate Secretary and Treasurer Superior Industries International, Inc. 7800 Woodley Avenue Van Nuys, California 91406 (818) 781-4973	Alvin G. Segel, Esq. Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067 (310) 277-1010

(Name, address including zip code, and telephone number, including area code, of Registrants’ agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount To Be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee

Common Stock, $.50 par value	3,000,000	$42.28	$126,840,000	$10,261.36

(1)	Includes an indeterminate number of shares of the Registrant’s Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of computing the registration fee as the average of the high and low prices of the
Common Stock reported on the New York Stock Exchange on July 22, 2003 pursuant to Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents heretofore filed by Superior Industries International, Inc., a California corporation (the “Registrant”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b)	all other reports filed by the Registrant pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c)	the descriptions of the Registrant’s Common Stock which are contained in the Registrant’s Registration Statement on Form 8-B, filed on June 15, 1994 pursuant to Section 12(b) of the Exchange Act (File No. 001-06615).

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     Section 317 of the California General Corporation Law (the “CGCL”) grants each corporation incorporated thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts. Section 309(c) of the CGCL permits a provision in the articles of incorporation eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. The Registrant’s Restated Articles of Incorporation contain provisions eliminating the liability of the directors for monetary damages to the fullest extent permissible under California law and authorizing the Registrant to indemnify the directors and officers to the fullest extent permissible under California Law.

     The Registrant’s Restated Bylaws provide that each person who is or was a director or officer of the Registrant shall be indemnified by the Registrant to the fullest extent authorized by the CGCL. Further, the Registrant has entered into Indemnity Agreements with each of its directors and executive officers. These agreements provide for indemnification of such individuals in cases where indemnification under the Registrant’s Restated Articles of Incorporation or Bylaws might not otherwise be available.

     The Registrant has a policy of directors and officers liability insurance which insures directors or officers against the cost of defense, settlement or payment of claims and judgments under certain circumstances.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1 (1)	Restated Articles of Incorporation of the Registrant

4.2 (1)	Restated Bylaws of the Registrant

5.1*	Legal Opinion of Irell & Manella LLP

23.1 (2)	Consent of Irell & Manella LLP

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Statement Regarding Consent of Arthur Andersen LLP

24.1 (3)	Power of Attorney

99.1*	Superior Industries International, Inc. 2003 Equity Incentive Plan

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed March 31, 1995 (File No. 001-06615).

(2)	Included in Legal Opinion of Irell & Manella LLP filed as Exhibit 5.1 to this Registration Statement.

(3)	Included on the signature pages filed with this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Van Nuys, state of California, on this 25th day of July, 2003.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:	/s/ Louis L. Borick

Louis L. Borick Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Jeffrey Ornstein and Daniel L. Levine, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with the Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Louis L. Borick Louis L. Borick	Chairman of the Board and Chief Executive Officer (Chief Executive Officer)	July 25, 2003

/s/ Steven J. Borick Steven J. Borick	President, Chief Operating Officer and Director	July 25, 2003

/s/ R. Jeffrey Ornstein R. Jeffrey Ornstein	Vice President, Chief Financial Officer and Director (Chief Financial Officer)	July 25, 2003

/s/ Emil J. Fanelli Emil J. Fanelli	Vice President and Corporate Controller (Chief Accounting Officer)	July 25, 2003

/s/ Sheldon I. Ausman Sheldon I. Ausman	Director	July 25, 2003

/s/ Philip W. Colburn Philip W. Colburn	Director	July 25, 2003

Signature	Title	Date

/s/ V. Bond Evans V. Bond Evans	Director	July 25, 2003

/s/ Jack H. Parkinson Jack H. Parkinson	Director	July 25, 2003

/s/ Rudolph A. Schlais Rudolph A. Schlais	Director	July 25, 2003

EXHIBIT INDEX

Exhibit
Number	Description

4.1 (1)	Restated Articles of Incorporation of the Registrant

4.2 (1)	Restated Bylaws of the Registrant

5.1*	Legal Opinion of Irell & Manella LLP

23.1 (2)	Consent of Irell & Manella LLP

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Statement Regarding Consent of Arthur Andersen LLP

24.1 (3)	Power of Attorney

99.1*	Superior Industries International, Inc. 2003 Equity Incentive Plan

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed March 31, 1995 (File No. 001-06615).

(2)	Included in Legal Opinion of Irell & Manella LLP filed as Exhibit 5.1 to this Registration Statement.

(3)	Included on the signature pages filed with this Registration Statement.